SPOUTING ROCK/CONVEX DYNAMIC

GLOBAL MACRO FUND

ADVISOR CLASS

ADMINISTRATIVE SERVICES PLAN

This Administrative Services Plan (the “Plan”) has been adopted by Unified Series Trust (the “Trust”), an Ohio business trust, on behalf of the Advisor Class shares (“Shares”) of the Spouting Rock/Convex Dynamic Global Macro Fund (the “Fund”). The Plan has been approved by a majority of the Trust’s Board of Trustees (the “Board”), including a majority of the Trustees who are not “interested persons” (as defined in the Investment Company Act of 1940, as amended) of the Trust, and who have no direct or indirect financial interest in the operation of the Plan (the “Independent Trustees”).

The Fund anticipates that various financial institutions (the “Service Organizations”) will perform certain administrative support services with respect to beneficial owners of Shares (“Shareholders”) pursuant to arrangements with the Trust (on behalf of the Fund), the Fund’s distributor, the Fund’s transfer agent and/or Spouting Rock Fund Management, LLC, the Fund’s investment adviser (the “Adviser”), on behalf of Shares.

The provisions of the Plan are as follows:

1. PAYMENTS BY THE FUND FOR ADMINISTRATIVE SERVICES PROVIDED TO FUND SHAREHOLDERS

The Fund, on behalf of its Shares, shall make payments to the Service Organizations (“Direct Payments”). Alternatively, the Fund may reimburse the Adviser, the Fund’s distributor or the Fund’s transfer agent for payments made by the Adviser, distributor or transfer agent to the Service Organizations (“Reimbursements”). The Direct Payments and Reimbursements shall be made as of the last business day of each month, and shall in the aggregate not exceed 0.15% of the average value of the daily net assets of the Shares in any fiscal year of the Fund. Any payments received by the Adviser, distributor or transfer agent pursuant to this Plan are reimbursement payments only. Any payments received by the Adviser pursuant to this Plan are in addition to fees paid by the Fund pursuant to the Fund’s management agreement. Direct payments shall only be made for actual expenses incurred by Shares for Administrative Services (defined below), and Reimbursements shall only be made to reimburse the Adviser, the Fund’s distributor or the Fund’s transfer agent for payments made to Service Organizations for Administrative Services provided for Shares.

2. ADMINISTRATIVE SERVICES

For purposes of this Plan, any Service Organization may be paid for making available services to its customers that are Shareholders (“Customers”) that include, but are not limited to: (a) processing and issuing confirmations concerning Customer orders to purchase, redeem and Shares; (b) receiving and transmitting funds representing the purchase price or redemption proceeds of Shares; (c) forwarding shareholder communications such as prospectus updates, proxies and shareholder reports; (d) acting, or arranging for another party to act, as recordholder and nominee of all Shares beneficially owned by its Customers; (e) providing sub-accounting with respect to Shares beneficially owned by its Customers or the information necessary for sub-accounting, including establishing and maintaining individual accounts and records with respect to Shares owned by each Customer; (f) providing periodic statements to each Customer showing account balances and transactions during the relevant period; (g) processing dividend payments; (h) receiving, tabulating and transmitting proxies; (i) responding to Customer inquiries relating to Shares or services provided to Shareholders; (j) providing sweep services which may include: (A) providing the necessary computer hardware and software which links the Service Organization’s systems to the Fund’s account management system; (B) providing software that aggregates its Customers’ orders and establishes an order to purchase or redeem shares of the Fund based on established target levels for its Customers’ demand deposit accounts; (C) providing periodic statements showing a Customer’s account balance and, to the extent practicable, integrating such information with other Customer transactions otherwise effected through or with the Service Organization; and (D) furnishing (either separately or on an integrated basis with other reports sent to a Customer by the Service Organization) monthly and year-end statements and confirmations of purchases, exchanges and redemptions; and/or (k) providing other similar services (collectively, “Administrative Services”). Administrative Services shall not include, and no Direct Payments or Reimbursements shall be made for, any services primarily intended to result in the sale of Shares.

3. EFFECTIVE DATE AND DURATION OF PLAN

The Plan shall become effective as of the date set forth below. The Plan shall continue in effect until terminated at any time by vote of the Board, including a majority of Independent Trustees of the Trust.

4. PERIODIC REPORTS

During the existence of this Plan, the Board shall be provided with quarterly reports of the amounts so expended pursuant to this Plan and the purposes for which such expenditures were made.

5. AMENDMENTS

This Plan may not be amended unless approved by the Board, including a majority of the Independent Trustees of the Trust.

6. RECORDKEEPING

The Trust shall preserve copies of this Plan and any related agreements for a period of not less than six years from the date of the Plan, the first two years in an easily accessible place.

Effective Date:             January 27, 2017

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